EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
October 4, 2010	Courtney Degener, Investor Relations Manager 213.271.1603

Suburban Water Systems Joins Cadiz Water Conservation Project
Cadiz Also Updates Progress in Project’s Environmental Review Phase

LOS ANGELES – Today Cadiz Inc. [NASDAQ: CDZI] is pleased to announce the addition of water utility Suburban Water Systems (“Suburban”) to its Water Conservation & Storage Project (“Project”). Suburban is a wholly-owned subsidiary of SouthWest Water Company (“SouthWest Water”), a provider of water, wastewater and municipal utilities services to a population of over one million people from across the southern tier of the U.S.A.  By entering today into an Option Agreement with Cadiz for conserved water and related storage capacity in the Project, Suburban joins Santa Margarita Water District (“Santa Margarita”), Three Valleys Municipal Water District (“Three Valleys”), and Golden State Water Company (“Golden State) as a Project participant. With the addition of Suburban, 60% of the water to be conserved annually by the Project is now under option. The Company is in continuing discussions with additional potential participants.

Under Suburban’s Option Agreement, which contains terms consistent with those previously announced for the other Project participants, Suburban will have the right to acquire a firm, annual supply of 5,000 acre-feet of water at a pre-determined formula competitive with its incremental cost of new water.  Suburban will also have the option to acquire storage capacity in the Project to manage this new supply in complement with its other water resources.  These rights will be exercisable upon completion of the California Environmental Quality Act (“CEQA”) review. Suburban has committed funds to the CEQA review process and will share costs with the other Project participants and Cadiz.

“Suburban takes pride in our stewardship of California’s precious water resources and we believe that the Cadiz Project can provide a sustainable new water supply in an environmentally responsible manner.  We look forward to Suburban’s participation in the Project, which will offer additional reliability for our customers,” said Mike Quinn, President of Suburban Water Systems.

Cadiz and its partners are continuing to make progress in the Project’s environmental review and permitting phase. In June, Cadiz announced that Santa Margarita would serve as lead agency for the CEQA review of the Project. Following that announcement, ESA Associates, a leading environmental consulting firm, was retained to prepare the Project’s formal CEQA documentation.  Technical studies and field work are currently under way as part of the process to prepare the CEQA documents, which are scheduled to be released before the end of the year.

This newest round of environmental analysis follows on the heels of an extensive pre-CEQA hydrologic evaluation of the Project’s local and regional groundwater resources by several leading experts.  Earlier this year, the international engineering consulting firm CH2M HILL unveiled the findings of a comprehensive study confirming the scale and recharge rate of the Project’s aquifer system.  The study, which was peer-reviewed and validated by leading groundwater experts, has been independently corroborated by further studies.  CH2M HILL estimates that the total groundwater in storage in the aquifer system is between 17 and 34 million acre-feet, a quantity on par with Lake Mead, the nation’s largest surface reservoir.  The study also confirmed a large, renewable, annual supply of native groundwater in the aquifer system currently being lost to evaporation.

“We are enthusiastic about the progress the Project is making as we enter the public environmental review phase. We look forward to the release of a draft environmental impact report for public comment, an open evaluation of the massive data collection of field work and calibrated modeling that has been compiled, and,   ultimately, a positive public process for our partners and all interested parties.” said Scott Slater Cadiz General Counsel. “Suburban is a great addition to the Project and we welcome their participation.”

About the Project
One of the largest water conservation efforts of its kind, the Cadiz Project will capture and utilize billions of gallons of renewable native groundwater that is currently being lost to evaporation through an aquifer system beneath Cadiz’s landholdings in eastern San Bernardino County, California and yield a sustainable annual supply for subscribers.  In addition, the Project offers approximately one million acre-feet of storage capacity that can be used to conserve – or “bank” – imported water, without the high rates of evaporative loss suffered by local surface reservoirs.

About SouthWest Water & Suburban
Recently acquired by institutional investors advised by JP Morgan Asset Management and Water Asset Management, LLC,  SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. SouthWest Water currently serves over one million people in 9 states across the southern tier of the U.S.A.  Suburban Water Systems is a wholly-owned subsidiary of SouthWest Water that provides high-quality water to a population of approximately 300,000 people in a 42-square-mile service area in California's Los Angeles and Orange counties. Additional information may be found about SouthWest Water and Suburban by visiting http://www.swwc.com.

About Cadiz
Founded in 1983, Cadiz is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California. The Company is engaged in a combination of water storage and supply, solar energy and organic farming projects.  Last year, Cadiz signed a wide-ranging “Green Compact” to promote environmental conservation and sustainable management practices.  Further information can be obtained by visiting the Company’s website:  http://www.cadizinc.com
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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.